Exhibit 3.2

AMENDMENT NO. 7

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUALYS, INC.

Qualys, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1999. The original Certificate of Incorporation of the Corporation was restated on February 10, 2000, was amended and restated on December 7, 2000, July 25, 2002, November 18, 2003, November 12, 2004 and again on July 11, 2005, and was further amended on May 22, 2006, August 17, 2007, May 15, 2008, July 30, 2009, December 3, 2009, and again on February 3, 2011.

2. This Amendment No. 7 to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3. Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is Four Hundred Ninety Six Million Four Hundred Thousand (496,400,000) shares, Three Hundred Twenty Million (320,000,000) shares of which shall be Common Stock (the “Common Stock”) and One Hundred Seventy Six Million Four Hundred Thousand (176,400,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

IN WITNESS WHEREOF, QUALYS, INC. has caused this Amendment No. 7 to the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 30th day of July, 2012.

QUALYS, INC.

By:	/s/ Philippe F. Courtot
Philippe F. Courtot President and Chief Executive Officer